Exhibit 3.1

CERTIFICATE OF DESIGNATIONS
OF
5.50% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES C
OF
CITY NATIONAL CORPORATION

City National Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Sections 103, 141 and 151 thereof, does hereby certify:

At a meeting of the Board of Directors (the “Board”) of the Corporation duly convened and held on October 17, 2012, the Board duly adopted resolutions (a) authorizing the issuance and sale by the Corporation of Fixed-for-Life Non-Cumulative Preferred Stock, $1.00 par value (the “Securities”), and (b) appointing a Pricing Committee of the Board (the “Pricing Committee”) to act on behalf of the Board in, without limitation, (i) approving the aggregate amount of the Securities to be sold in the offering; (ii) the dividend rate or method for determining the dividend rate on the Securities; (iii) seniority as to relative rights and payments, maturity, or option or mandatory redemption rights with respect to the Securities and other financial terms and conditions of this Certificate of Designations; and (iv) the manner and timing of the issuances;

Thereafter, on November 5, 2012, the Pricing Committee duly adopted the following resolution creating a series of 183,750 shares of Preferred Stock designated as “5.50% Non-Cumulative Perpetual Preferred Stock, Series C”:

RESOLVED, that pursuant to the provisions of the Restated Certificate of Incorporation of the Corporation, as amended, and the Bylaws of the Corporation and applicable law, a series of Preferred Stock, par value $1.00 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1.        Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock a series of Preferred Stock designated as the “5.50% Non-Cumulative Perpetual Preferred Stock, Series C” (hereinafter called “Series C Preferred Stock”).  The authorized number of shares of Series C Preferred Stock shall be 183,750 shares, par value $1.00 per share, having a liquidation preference of $1,000 per share.  The number of shares constituting Series C Preferred Stock may be increased from time to time in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Certificate of Incorporation of the Corporation, as amended, less all shares at the time authorized of any other series of Preferred Stock, and any such additional shares of Series C Preferred Stock would form a single series with the Series C Preferred Stock.  Shares of Series C Preferred Stock will be dated the date of issue, which shall be referred to herein as the “original issue date”.  Shares of outstanding Series C Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation, or converted into another series of Preferred Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.

Part 2.        Standard Provisions.  The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designations to the same extent as if such provisions had been set forth in full herein.

Part 3.        Definitions.  The following terms are used in this Certificate of Designations (including the Standard Provisions in Annex A hereto) as defined below:

(a)           “Common Stock” means the common stock, par value $1.00 per share, of the Corporation.

(b)           “original issue date” means the date of issue of the Series C Preferred Stock.

(c)           “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series C Preferred Stock.

Part 4.        Certain Voting Matters.  Holders of shares of Series C Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series C Preferred Stock are entitled to vote, including any action by written consent.

IN WITNESS WHEREOF, City National Corporation has caused this Certificate of Designations to be signed by the undersigned as of this 13th day of November, 2012.

CITY NATIONAL CORPORATION

By:	/s/ Michael B. Cahill
Name: Michael B. Cahill
Title: Executive Vice President, General Counsel & Corporate Secretary

[Remainder of Page Intentionally Left Blank]

2

Annex A

STANDARD PROVISIONS

Section 1.            Definitions.

(a)            “Business Day” means any weekday that is not a legal holiday in New York, New York and that is not a day on which banking institutions in New York, New York or Los Angeles, California are closed.

(b)            “DTC” means The Depository Trust Company.

(c)            “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (1) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series C Preferred Stock; (2) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock; or (3) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series C Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy guidelines of Federal Reserve Regulation Y (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding.

(d)            “Series C Dividend Payment Date” has the meaning set forth in Section 3(b).

(e)            “Series C Dividend Period” means the period from and including a Series C Dividend Payment Date to but excluding the next Series C Dividend Payment Date, except that the initial Series C Dividend Period will commence on and include the original issue date of the Series C Preferred Stock.

(f)            “Series C Junior Securities” has the meaning set forth in Section 2(a).

(g)            “Series C Parity Securities” has the meaning set forth in Section 2(b).

(h)            “Series C Senior Securities” has the meaning set forth in Section 2(c).

Section 2.            Ranking.  The shares of Series C Preferred Stock shall rank:

(a)            senior, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, to the Common Stock, and to any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series C Preferred Stock as to dividends and upon liquidation, dissolution and winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series C Junior Securities”);

(b)            on a parity, as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, with any class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series C Preferred Stock as to dividends and, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets, as the case may be (collectively, “Series C Parity Securities”); and

(c)            junior, to each other class or series of capital stock of the Corporation, now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks senior to the Series C Preferred Stock to dividends or, upon liquidation, dissolution or winding up of the Corporation, in the distribution of assets (collectively, “Series C Senior Securities”).

(d)            the Corporation may authorize and issue additional shares of Series C Junior Securities and Series C Parity Securities without the consent of the holders of the Series C Preferred Stock.

Section 3.            Dividends.

(a)            Holders of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, out of assets legally available for the payment of dividends under Delaware law, non-cumulative cash dividends based on the liquidation preference of the Series C Preferred Stock at a rate equal to 5.50% per annum for each Series C Dividend Period from the original issue date of the Series C Preferred Stock to, but excluding, the redemption date of the Series C Preferred Stock, if any.  If the Corporation issues additional shares of the Series C Preferred Stock after the original issue date, dividends on such shares will accrue from the date such additional shares are issued.

(b)            If declared by the Board or a duly authorized committee of the Board, dividends will be payable on the Series C Preferred Stock (each such date, a “Series C Dividend Payment Date”) quarterly, in arrears, on February 13, May 13, August 13 and November 13 of each year, beginning on February 13, 2013.  If any Series C Dividend Payment Date is not a Business Day, then the payment will be made on the next Business Day without any adjustment to the amount of dividends paid.

(c)            Dividends will be payable to holders of record of Series C Preferred Stock as they appear on the Corporation’s books on the applicable record date, which shall be the 15th calendar day before the applicable Series C Dividend Payment Date, or such other record date, no earlier than 30 calendar days before the applicable Series C Dividend Payment Date, as shall be fixed by the Board or a duly authorized committee of the Board.

(d)            Dividends payable on Series C Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards.  Dividends on the Series C Preferred Stock will cease to accrue on the redemption date, if any, unless the Corporation defaults in the payment of the redemption price of the Series C Preferred Stock called for redemption.

(e)            Dividends on the Series C Preferred Stock will not be cumulative.  If the Board or a duly authorized committee of the Board does not declare a dividend on the Series C Preferred Stock in respect of a Series C Dividend Period, then no dividend shall be deemed to have accrued for such Series C Dividend Period, be payable on the applicable Series C Dividend Payment Date or be cumulative, and the Corporation will have no obligation to pay any dividend for that Series C Dividend Period, whether or not the Board or a duly authorized committee of the Board declares a dividend for any future Series C Dividend Period with respect to the Series C Preferred Stock or any other class or series of the Corporation’s Preferred Stock.

(f)            So long as any share of Series C Preferred Stock remains outstanding:

(1)       no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Series C Junior Securities (other than (i) a dividend payable solely in Series C Junior Securities or (ii) any dividend in connection with the implementation of a shareholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2)       no shares of Series C Junior Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than (i) as a result of a reclassification of Series C Junior Securities for or into other Series C Junior Securities, (ii) the exchange or conversion of one share of Series C Junior Securities for or into another share of Series C Junior Securities, (iii) through the use of the proceeds of a substantially contemporaneous sale of other shares of Series C Junior Securities, (iv) purchases, redemptions or other acquisitions of shares of Series C Junior Securities in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (v) purchases of shares of Series C Junior Securities pursuant to a contractually binding requirement to buy Series C Junior Securities existing prior to the preceding Series C Dividend Period, including under a contractually binding stock repurchase plan, (vi) the purchase of fractional interests in shares of Series C Junior Securities pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation; and

(3)       no shares of Series C Parity Securities, if any, shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and the Series C Parity Securities, if any, except for conversion into or exchange of Series C Junior Securities, during a Series C Dividend Period, unless, in each case, the full dividends for the preceding Series C Dividend Period on all outstanding shares of Series C Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside.

(g)            When dividends are not paid in full upon the shares of Series C Preferred Stock and Series C Parity Securities, if any, all dividends declared upon shares of Series C Preferred Stock and Series C Parity Securities, if any, will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the Series C Preferred Stock, and accrued dividends, including any accumulations, on Series C Parity Securities, if any, bear to each other for the then-current Series C Dividend Period.

(h)            Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise), as may be determined by the Board or a duly authorized committee of the Board, may be declared and paid on the Common Stock and any Series C Junior Securities or Series C Parity Securities from time to time out of any assets legally available for such payment, and the holders of Series C Preferred Stock shall not be entitled to participate in any such dividend.

(i)             Dividends on the Series C Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Section 4.            Liquidation.

(a)            Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of Series C Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of holders of any Series C Senior Securities, before any distribution of assets is made to holders of Common Stock or any Series C Junior Securities, a liquidating distribution in the amount of the liquidation preference of $1,000 per share plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends.  Holders of Series C Preferred Stock will not be entitled to any other amounts from the Corporation after they have received their full liquidating distribution.

(b)            In any such distribution, if the assets of the Corporation are not sufficient to pay the liquidation preferences plus declared and unpaid dividends in full to all holders of Series C Preferred Stock and all holders of Series C Parity Securities, if any, as to such distribution with the Series C Preferred Stock the amounts paid to the holders of Series C Preferred Stock and to the holders of all Series C Parity Securities, if any, will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders.  If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series C Preferred Stock and Series C Parity Securities, if any, the holders of the Corporation’s Series C Junior Securities shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(c)            For purposes of this section, the merger or consolidation of the Corporation with any other entity, including a merger or consolidation in which the holders of Series C Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Corporation for cash, securities or other property, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5.            Redemption.

(a)            Series C Preferred Stock is perpetual and has no maturity date.  Series C Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions.  On and after November 13, 2017, Series C Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, from time to time, on any Series C Dividend

Payment Date, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends, without regard to, or accumulation of, any undeclared dividends, on the shares of Series C Preferred Stock called for redemption to but excluding the redemption date.  Holders of Series C Preferred Stock will have no right to require the redemption or repurchase of Series C Preferred Stock.  Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, at any time, all (but not less than all) of the shares of the Series C Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus any declared and unpaid dividends and any accrued and unpaid dividends (whether or not declared), on the shares of Series C Preferred Stock called for redemption for then current Series C Dividend Period to but excluding the redemption date, upon notice given as provided in Subsection (b) below.

(b)            If shares of Series C Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of Series C Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the depositary shares representing Series C Preferred Stock are held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC).  Each notice of redemption will include a statement setting forth:  (i) the redemption date; (ii) the number of shares of Series C Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates evidencing shares of Series C Preferred Stock are to be surrendered for payment of the redemption price and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.  If notice of redemption of any shares of Series C Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on shares of Series C Preferred Stock, and such shares of Series C Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any declared and unpaid dividends, and in the case of a Regulatory Capital Treatment Event, plus any declared and unpaid dividends and any accrued and unpaid dividends (whether or not declared).

(c)            In case of any redemption of only part of the shares of Series C Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be fair and equitable.  Subject to the provisions hereof, the Board shall have full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock shall be redeemed from time to time.

(d)            Any redemption of the Preferred Stock is subject to receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Board of Governors of the Federal Reserve System applicable to redemption of the Preferred Stock.

Section 6.            Voting Rights.

(a)            Except as provided below or as expressly required by law, the holders of shares of Series C Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate Series or class or together with any other Series or class of shares of capital stock.

(b)            So long as any shares of Series C Preferred Stock remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series C Preferred Stock at the time outstanding, voting separately as a class, shall be required to:  (1) amend, alter or repeal the provisions of the Corporation’s Restated Certificate of Incorporation (including the certificate of designation creating the Series C Preferred Stock), or the Corporation’s Bylaws, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences, privileges or special rights of the Series C Preferred Stock; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights: (i) increases in the amount of the authorized Common Stock or, except as provided in subclause (2), preferred stock; (ii) increases or decreases in the number of shares of any series of preferred stock, which series is of Series C Parity Securities or Series C Junior Securities; or (iii) the authorization, creation and issuance of other classes or series of capital stock (or securities convertible or exchangeable into such capital stock), which series or class is of Series C Parity Securities or Series C Junior Securities; (2) amend or alter the Corporation’s Restated Certificate of Incorporation to authorize or increase the authorized amount of or issue shares of any class or series of stock, or reclassify any of the Corporation’s authorized capital stock into any such shares of capital stock ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or issue any obligation or security convertible into or evidencing the right to purchase any such shares of senior stock; (3) consummate a binding share exchange, a reclassification involving the Series C Preferred Stock or a merger or consolidation of the Corporation with or into another entity; provided, however, that the holder of Series C Preferred Stock will have no right to vote under this provision if in each case: (i) the Series C Preferred Stock remains outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, is converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and (ii) the Series C Preferred Stock remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the Series C Preferred Stock, taken as a whole. The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series C Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of the holders of Series C Preferred Stock to effect such redemption

(c)            If the Corporation fails to pay, or declare and set apart for payment, dividends on outstanding shares of the Series C Preferred Stock or any other series of Preferred Stock for six Series C Dividend Periods, or their equivalent, whether or not consecutive, the number of directors on the Board shall be increased by two at the Corporation’s first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past Series C Dividend Periods and continuous noncumulative dividends for at least one year on all outstanding shares of Preferred Stock entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of Series C Preferred Stock shall have the right, voting separately as a class together with holders of any Series C Parity Securities that have similar voting rights, if any, to elect such two additional members of the Corporation’s Board to hold office for a term of one year.  Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors shall be reduced by two, and such voting right of the holders of shares of Preferred Stock shall cease, subject to increase in the number of directors as described in this Subsection (c) and to revesting of such voting right in the event of each and every additional failure in the payment of dividends for six quarterly dividend periods, whether or not consecutive, as described in this Subsection (c).

Section 7.            Conversion Rights.  The holders of shares of Series C Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8.            Preemptive Rights.  The holders of shares of Series C Preferred Stock will have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9.            Certificates.  The Corporation may at its option issue shares of Series C Preferred Stock without certificates.

Section 10.          Transfer Agent.  The duly appointed transfer agent for the Series C Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series C Preferred Stock.

Section 11.          Registrar.  The duly appointed registrar for the Series C Preferred Stock shall be Computershare Trust Company, N.A.  The Corporation may, in its sole discretion, remove the registrar in accordance with the agreement between the Corporation and the registrar; provided that the Corporation shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.  Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series C Preferred Stock.